Exhibit 5.1

Eric C. Jensen

(650) 843-5049

ejensen@cooley.com

April 23, 2010

Synopsys, Inc.

700 East Middlefield Road

Mountain View, California 94043

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Synopsys, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 5,000,000 shares of the Company’s Common Stock, $0.01 par value (the “Purchase Plan Shares”), pursuant to the Company’s 2006 Employee Stock Purchase Plan and (ii) 140,982 shares of Common Stock (the “CoWare Shares” and, together with the Purchase Plan Shares, the “Shares”) pursuant to the CoWare, Inc. Amended and Restated 1997 Stock Plan (each, a “Plan” and together, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporations Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD KRONISH LLP

By:	/s/ Eric C. Jensen
Eric C. Jensen

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM